Exhibit 10.1
AGREEMENT
          This Agreement (this “Agreement”), effective as of January 31, 2006 is made by and between Vought Aircraft Industries, Inc., a Delaware corporation (the “Company”), and Tom Risley (“Mr. Risley”).
          WHEREAS, Mr. Risley has served in the position of Chairman of the Board of Directors (the “Board”) and President and Chief Executive Officer of the Company;
          WHEREAS, Mr. Risley has indicated his desire to retire from the Company and from his position on the Board; and
          WHEREAS, the Company and Mr. Risley mutually desire to clarify and forever resolve any and all obligations that may exist regarding compensation payable to Mr. Risley as a result of his employment with the Company and his service as a member of the Board.
          NOW, THEREFORE, in consideration of the covenants and undertakings contained herein, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Company and Mr. Risley hereby agree as follows:
          1. Retirement of Mr. Risley. Mr. Risley shall resign from his position as Chairman of the Board and President and Chief Executive Officer of the Company effective as of January 31, 2006, and shall retire from his employment with the Company effective as of February 28, 2006 (the “Effective Date”).
          2. Non-Qualified Pension Plan. The Company agrees to honor, and not to rescind, the terms of any election properly made by Mr. Risley under the Company’s Non-Qualified Pension Plan with respect the form of benefit payable to Mr. Risley under the terms of that plan.
          3. Outstanding Stock Options. Mr. Risley’s outstanding stock options (the “Options”) shall continue to be governed by the terms of the Incentive Stock Option Agreements through which such stock options were granted to Mr. Risley (the “Option Agreements”), except that such Option Agreements shall be amended to extend the expiration date of any vested Options until December 31, 2006.
          4. COBRA. Following his termination, Mr. Risley may elect continuation of group health benefits for himself and his eligible dependents as provided under COBRA and the rules of the plan. Mr. Risley will be responsible for paying the entire cost of any applicable monthly premiums and administrative costs of continuation coverage for himself and/or his dependents as provided by the applicable plan rules. Within ten (10) days after the Effective Date, Mr. Risley will receive a one-time, lump-sum amount equal to the Company’s portion of continuation coverage costs for a 12-month period, as determined on the Effective Date.

          5. Stock Repurchase Program. The Company agrees that Mr. Risley shall be entitled to participate in a manner and on terms comparable to other Company Executives with respect to any offer to repurchase Company stock that shall be made available to other Company Executives as a group prior to December 31, 2006.
          6. General Release of Claims by Mr. Risley. Mr. Risley agrees that he will execute a general release of all claims on the Effective Date in substantially the form attached hereto as Exhibit A. Mr. Risley hereby agrees and acknowledges that his right to the benefits provided under this Agreement, and the Company’s obligations under Sections 2, 3, 4 and 5 of this Agreement, are subject to Mr. Risley’s timely execution and non-revocation of such release.
          7. Consulting Agreement. The parties agree that they will enter into a Consulting Agreement substantially in the form attached hereto as Exhibit B (the “Consulting Agreement”).
          8. Governing Law. This Agreement shall be governed, construed, interpreted and enforced in accordance with its express terms, and otherwise in accordance with the substantive laws of the State of Texas, without reference to the principles of its conflicts of law, and where applicable, the laws of the United States.
          9. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
          10. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement. Signatures delivered by facsimile shall be deemed effective for all purposes.
          11. Entire Agreement. The parties further intend that this Agreement shall constitute the complete and exclusive statement of their terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement.
          12. No Other Payments. Mr. Risley understands and agrees that the Company shall make no other payments to Mr. Risley, and shall have no other obligations to Mr. Risley other than those described in this Agreement, except for any accrued obligations or other benefits otherwise payable to Mr. Risley pursuant to the terms of the Company’s normal payroll practices or employee benefit plans, or pursuant to the terms of the Consulting Agreement.
          13. Withholding. The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges which the Company is required to withhold. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.

     IN WITNESS WHEREOF, the Company and Mr. Risley have caused this Agreement to be executed effective as of the date first above written.

VOUGHT AIRCRAFT INDUSTRIES, INC.

By:	/s/ W. Bruce White, Jr.

Name: W. Bruce White, Jr.
Title:	Vice President, General Counsel and
Corporate Secretary

/s/ Tom Risley

Tom Risley

Exhibit A
Release Agreement
     This Release Agreement (“Agreement”) is made by and between Vought Aircraft Industries, Inc., a Delaware corporation (the “Company”) and Tom Risley (“Mr. Risley”) (collectively referred to as the “Parties”) on February 28, 2006. The Parties agree that, pursuant to that certain Agreement, dated as of January 31, 2006, between the Company and Mr. Risley (the “Separation Agreement”), Mr. Risley’s employment with the Company will terminate on the date hereof. In connection with Mr. Risley’s termination of employment, the Separation Agreement provides that if Mr. Risley chooses to sign and not revoke this Agreement, Mr. Risley will be entitled to the benefits provided in the Separation Agreement, including the extension of the expiration date of his outstanding stock options. Mr. Risley understands that he is not entitled to such benefits unless he signs and does not revoke this Agreement.
     In consideration for the benefits provided in the Separation Agreement, Mr. Risley hereby agrees, for Mr. Risley, Mr. Risley’s spouse and child or children (if any), Mr. Risley’s heirs, beneficiaries, devisees, executors, administrators, attorneys, personal representatives, successors and assigns, to forever release, discharge and covenant not to sue the Company or any of its divisions, affiliates, subsidiaries, parents, branches, predecessors, successors, assigns, and, with respect to such entities, their officers, directors, trustees, employees, agents, shareholders, administrators, general or limited partners, representatives, attorneys, insurers and fiduciaries, past, present and future (the “Released Parties”) from any and all claims of any kind arising out of, or related to, Mr. Risley’s employment with the Company, its affiliates and subsidiaries (collectively, with the Company, the “Affiliated Entities”), Mr. Risley’s service on the Board of Directors of the Company (the “Board”), Mr. Risley’s separation from employment with the Affiliated Entities and his termination of service on the Board, which Mr. Risley now has or may have against the Released Parties, whether known or unknown to Mr. Risley, by reason of facts which have occurred on or prior to the date that Mr. Risley has signed this Agreement. Such released claims include, without limitation, any and all claims relating to the foregoing under federal, state or local laws pertaining to employment, including, without limitation, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000e et. seq., the Fair Labor Standards Act, as amended, 29 U.S.C. Section 201 et. seq., the Americans with Disabilities Act, as amended, 42 U.S.C. Section 12101 et. seq. the Reconstruction Era Civil Rights Act, as amended, 42 U.S.C. Section 1981 et. seq., the Rehabilitation Act of 1973, as amended, 29 U.S.C. Section 701 et. seq., the Family and Medical Leave Act of 1992, 29 U.S.C. Section 2601 et. seq., and any and all state or local laws regarding employment discrimination and/or federal, state or local laws of any type or description regarding employment, including but not limited to any claims arising from or derivative of Mr. Risley’s employment with the Affiliated Entities, as well as any and all such claims under state contract or tort law. Mr. Risley further agrees not to disparage in any material respect the Company, any of its products or practices, or any of its Affiliated Entities, either orally or in writing. This release shall not affect any vested rights or claims Mr. Risley may have for employee benefits pursuant to the terms of any employee benefit plan (within the meaning of the Employee Retirement Income Security Act of 1974, as amended) maintained by the Company, or any rights or claims Mr. Risley may have for breach of the Separation Agreement.

     Mr. Risley has read this Agreement carefully, acknowledges that Mr. Risley has been given at least 21 days to consider all of its terms and has been advised to consult with any attorney and any other advisors of Mr. Risley’s choice prior to executing this Agreement, and Mr. Risley fully understands that by signing below Mr. Risley is voluntarily giving up any right which Mr. Risley may have to sue or bring any other claims against the Released Parties, including any rights and claims under the Age Discrimination in Employment Act. Mr. Risley also understands that Mr. Risley has a period of seven days after signing this Agreement within which to revoke his agreement, and that neither the Company nor any other person is obligated to make any payments or provide any other benefits to Mr. Risley pursuant to the Agreement until eight days have passed since Mr. Risley’s signing of this Agreement without Mr. Risley’s signature having been revoked other than any accrued obligations or other benefits payable pursuant to the terms of the Company’s normal payroll practices or employee benefit plans. Finally, Mr. Risley has not been forced or pressured in any manner whatsoever to sign this Agreement, and Mr. Risley agrees to all of its terms voluntarily.
     This Agreement is final and binding and may not be changed or modified except in a writing signed by both parties.

Date	Tom Risley

Date	Vought Aircraft Industries, Inc.